Exhibit 5.1

McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

July 31, 2020

International Tower Hill Mines Ltd.

Suite 2300 – 1177 West Hastings Street

Vancouver, British Columbia

V6E 2K3

Dear Sirs:

Re:	International Tower Hill Mines Ltd.
Registration Statement on Form S-3

We have acted as Canadian counsel to International Tower Hill Mines Ltd. (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 to be filed on the date hereof (the “Registration Statement”), relating to offers and sales from time to time of up to US$20,000,000 of the Company’s common shares (the “Common Shares”).

The Registration Statement includes a prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements (each a “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the Company’s articles (the “Articles”), as in effect on the date hereof; and

(c)	a copy of the minutes of a meeting of the Company’s Board of Directors relating to the Registration Statement and other matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that, at the time of issuance of any Common Shares:

(a)	the Articles, and the Applicable Laws (defined below), shall not have been amended so as to affect the validity of such issuance,

(b)	the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act,

(c)	an appropriate amended Prospectus or Prospectus Supplement with respect to the Common Shares has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(d)	all Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the appropriate Prospectus Supplement; and

(e)	if the Common Shares are to be sold pursuant to a brokered offering, the underwriting, purchase or agency agreement with respect to the Common Shares will have been duly authorized, executed and delivered by the Company and the other parties thereto, and is a legally valid and binding obligation of the parties thereto.

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	With respect to any Common Shares which may be offered pursuant to the Registration Statement (the “Offered Common Shares”), when:

(a)	the issuance and sale of such Offered Common Shares have been duly authorized by all necessary corporate action in conformity with the Articles (as then in effect), and the Business Corporations Act (British Columbia) (the “BCBCA”) (as then in effect), and do not violate any Applicable Laws or result in a default under or breach of any agreement or instrument binding upon the Company or any of its subsidiaries and comply with any requirement or restriction imposed by any court or governmental body of Canada or British Columbia having jurisdiction over the Company or any of its subsidiaries;

(b)	the full consideration in respect of such Offered Common Shares, determined to be adequate by the Company’s Board of Directors (or a duly authorized committee thereto), has been received by the Company; and

(c)	if certificated, the certificates representing such Offered Common Shares have been duly executed and delivered by the proper officers of the Company to the purchasers thereof against payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or any Prospectus Supplement relating thereto, the Offered Common Shares will be validly issued, fully paid, and non-assessable.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement or the Common Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Laws.

Yours very truly

/s/ McCarthy Tétrault LLP